Exhibit 99.01

Valero Energy Reports Second Quarter 2014 Results

SAN ANTONIO, July 30, 2014 – Valero Energy Corporation (NYSE: VLO, “Valero”) today reported net income from continuing operations attributable to Valero stockholders of $651 million, or $1.22 per share, for the second quarter of 2014 compared to $463 million, or $0.84 per share, for the second quarter of 2013. For all periods shown in the accompanying tables, the results of operations reflect the Aruba refinery as discontinued operations. Valero recognized $63 million in charges in the second quarter of 2014 associated with recording asset retirement and other obligations related to our Aruba refinery.

Operating income in the second quarter of 2014 was approximately $1.1 billion versus $805 million in the second quarter of 2013. The $280 million increase in operating income was due primarily to higher refining throughput volumes and wider discounts relative to Brent crude oil for sour and certain North American light crude oils. These positive drivers were partially offset by weaker gasoline and distillate margins relative to Brent crude oil in most regions and higher natural gas costs in the second quarter of 2014 versus the second quarter of 2013.

Second quarter 2014 refining throughput volumes averaged 2.7 million barrels per day, an increase of 115,000 barrels per day from the second quarter of 2013. The increase in volumes was due primarily to less turnaround activity and higher utilization rates spurred by the availability of discounted North American light crude oil on the U.S. Gulf Coast.

“Valero delivered solid financial results for the quarter despite generally weaker product margins relative to Brent crude oil,” said Valero CEO and President Joe Gorder. “We continued to execute our strategy to reduce feedstock costs by processing additional volumes of cost-advantaged North American crude oil and investing in logistics assets to deliver those feedstocks to our refineries.”

Gorder continued, “We increased North American crude oil consumption at our Quebec City refinery to 83 percent in the second quarter of 2014 from 8 percent in the second quarter of 2013, so we are progressing well toward our previously stated goal of reaching 100 percent by year-end. We also began processing Canadian bitumen through our new crude-by-rail unloading facility at our St. Charles refinery.”

Ethanol operating income in the second quarter of 2014 was $187 million compared to $95 million in the second quarter of 2013. The $92 million increase in operating income was mainly due to higher gross margin per gallon driven by lower corn costs as a result of an abundant corn crop and lower industry ethanol inventories at the start of the quarter. Partially offsetting the increase in operating income was lower production volume resulting from rail congestion in the U.S. Mid-Continent.

“Our ethanol investments have continued to be strong performers, delivering a total of $430 million in operating income for the first half of 2014,” Gorder said. “We expect our eleventh ethanol plant, the Mount Vernon facility acquired in March of this year, to begin operating and contributing to the segment’s earnings in the third quarter.”

Regarding cash flows in the second quarter of 2014, capital expenditures were $806 million, of which $240 million was for turnarounds and catalyst. Valero paid $133 million in dividends on its common stock and $228 million to purchase 4.0 million shares of its common stock. The company repaid $200 million of debt that matured in April and ended the quarter with $6.4 billion in total debt and $3.5 billion of cash and temporary cash investments, of which $382 million was held by Valero Energy Partners LP, Valero’s majority-owned midstream master limited partnership. Subsequent to the second quarter of 2014, Valero continued to return cash to stockholders by purchasing 2.0 million shares of its common stock for $104 million and by increasing the regular quarterly cash dividend from $0.25 per share to $0.275 per share for the third quarter of 2014.

Also in the second quarter of 2014, Valero announced the sale of certain logistics assets to Valero Energy Partners LP for $154 million. This transaction closed on July 1 and represents the execution of Valero’s strategy to create stockholder value via Valero Energy Partners LP.

Valero expects 2014 capital expenditures, including turnarounds and catalyst, to be $3 billion, including approximately $870 million allocated to logistics investments - most of which are expected to be eligible for drop-down into Valero Energy Partners LP in the future.

“Given the strong North American crude oil production growth, we continue to focus the majority of our strategic capital on light crude oil processing capability and logistics,” Gorder said. “We expect our refineries to benefit from access to lower cost crude oil and higher netback product export markets. Also, our commitment to stockholders is clearly shown by our continued stock purchases and yesterday’s dividend increase announcement.”

Valero’s senior management will hold a conference call at 10 a.m. ET today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site at www.valero.com.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.9 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574
Media:
Bill Day, Vice President - Media and Community Relations, 210-345-2928

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Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Statement of Income Data (a):
Operating revenues	$34,914	$34,034	$68,577	$67,508
Costs and expenses:
Cost of sales	32,167	31,523	62,797	62,208
Operating expenses:
Refining	967	909	1,939	1,788
Retail	—	57	—	226
Ethanol	111	102	240	179
General and administrative expenses (b)	170	233	330	409
Depreciation and amortization expense	414	405	835	835
Total costs and expenses	33,829	33,229	66,141	65,645
Operating income	1,085	805	2,436	1,863
Other income, net	12	11	27	25
Interest and debt expense, net of capitalized interest	(98)	(78)	(198)	(161)
Income from continuing operations before income tax expense	999	738	2,265	1,727
Income tax expense	343	276	772	616
Income from continuing operations	656	462	1,493	1,111
Income (loss) from discontinued operations (a)	(63)	3	(64)	6
Net income	593	465	1,429	1,117
Less: Net income (loss) attributable to noncontrolling interests (c)	5	(1)	13	(3)
Net income attributable to Valero Energy Corporation stockholders	$588	$466	$1,416	$1,120
Net income attributable to Valero Energy Corporation stockholders:
Continuing operations	$651	$463	$1,480	$1,114
Discontinued operations	(63)	3	(64)	6
Total	$588	$466	$1,416	$1,120
Earnings per common share:
Continuing operations	$1.23	$0.85	$2.78	$2.03
Discontinued operations	(0.12)	0.01	(0.12)	0.01
Total	$1.11	$0.86	$2.66	$2.04
Weighted-average common shares outstanding (in millions)	529	543	530	546
Earnings per common share – assuming dilution:
Continuing operations	$1.22	$0.84	$2.77	$2.02
Discontinued operations	(0.12)	0.01	(0.12)	0.01
Total	$1.10	$0.85	$2.65	$2.03
Weighted-average common shares outstanding - assuming dilution (in millions)	534	548	535	552

Dividends per common share	$0.25	$0.20	$0.50	$0.40

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating income by business segment:
Refining (a)	$1,079	$918	$2,359	$2,127
Retail	—	39	—	81
Ethanol	187	95	430	109
Corporate (b)	(181)	(247)	(353)	(454)
Total	$1,085	$805	$2,436	$1,863
Depreciation and amortization expense by business segment:
Refining	$391	$369	$788	$727
Retail	—	11	—	41
Ethanol	12	11	24	22
Corporate	11	14	23	45
Total	$414	$405	$835	$835
Operating highlights:
Refining (a):
Throughput margin per barrel	$9.84	$9.26	$10.36	$9.92
Operating costs per barrel:
Operating expenses	3.90	3.83	3.95	3.83
Depreciation and amortization expense	1.58	1.56	1.60	1.55
Total operating costs per barrel	5.48	5.39	5.55	5.38
Operating income per barrel	$4.36	$3.87	$4.81	$4.54
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude oil	428	488	453	491
Medium/light sour crude oil	472	463	491	441
Sweet crude oil	1,084	896	1,074	992
Residuals	235	315	219	270
Other feedstocks	152	120	140	101
Total feedstocks	2,371	2,282	2,377	2,295
Blendstocks and other	350	324	334	291
Total throughput volumes	2,721	2,606	2,711	2,586
Yields (thousand barrels per day):
Gasolines and blendstocks	1,318	1,281	1,307	1,239
Distillates	1,034	910	1,029	910
Other products (d)	405	441	410	461
Total yields	2,757	2,632	2,746	2,610

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Refining operating highlights by region (e):
U.S. Gulf Coast (a):
Operating income	$660	$411	$1,543	$999
Throughput volumes (thousand barrels per day)	1,567	1,530	1,576	1,476
Throughput margin per barrel	$10.03	$8.12	$10.75	$9.02
Operating costs per barrel:
Operating expenses	3.82	3.66	3.72	3.72
Depreciation and amortization expense	1.58	1.51	1.62	1.56
Total operating costs per barrel	5.40	5.17	5.34	5.28
Operating income per barrel	$4.63	$2.95	$5.41	$3.74
U.S. Mid-Continent:
Operating income	$250	$343	$480	$820
Throughput volumes (thousand barrels per day)	426	422	412	423
Throughput margin per barrel	$12.07	$14.20	$12.33	$15.80
Operating costs per barrel:
Operating expenses	3.91	3.69	4.17	3.53
Depreciation and amortization expense	1.70	1.59	1.72	1.57
Total operating costs per barrel	5.61	5.28	5.89	5.10
Operating income per barrel	$6.46	$8.92	$6.44	$10.70
North Atlantic:
Operating income	$145	$70	$343	$256
Throughput volumes (thousand barrels per day)	462	370	466	427
Throughput margin per barrel	$7.78	$7.18	$8.63	$7.89
Operating costs per barrel:
Operating expenses	3.20	3.90	3.45	3.57
Depreciation and amortization expense	1.13	1.20	1.11	1.01
Total operating costs per barrel	4.33	5.10	4.56	4.58
Operating income per barrel	$3.45	$2.08	$4.07	$3.31
U.S. West Coast:
Operating income (loss)	$24	$94	$(7)	$52
Throughput volumes (thousand barrels per day)	266	284	257	260
Throughput margin per barrel	$8.66	$10.81	$7.98	$8.76
Operating costs per barrel:
Operating expenses	5.59	4.93	5.95	5.27
Depreciation and amortization expense	2.08	2.22	2.18	2.38
Total operating costs per barrel	7.67	7.15	8.13	7.65
Operating income (loss) per barrel	$0.99	$3.66	$(0.15)	$1.11

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Average market reference prices and differentials:
Feedstocks (dollars per barrel):
Brent crude oil	$109.74	$103.36	$108.82	$108.00
Brent less West Texas Intermediate (WTI) crude oil	6.68	9.17	7.93	13.75
Brent less Alaska North Slope (ANS) crude oil	0.51	(0.91)	1.28	0.70
Brent less Louisiana Light Sweet (LLS) crude oil	3.41	(1.78)	3.15	(2.13)
Brent less Mars crude oil	8.22	3.53	7.32	2.93
Brent less Maya crude oil	13.95	5.46	16.20	7.57
LLS crude oil	106.33	105.14	105.67	110.13
LLS less Mars crude oil	4.81	5.31	4.17	5.06
LLS less Maya crude oil	10.54	7.24	13.05	9.70
WTI crude oil	103.06	94.19	100.89	94.25

Natural gas (dollars per million British Thermal Units)	4.56	4.00	4.90	3.72

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
CBOB gasoline less Brent	7.33	7.51	4.56	6.11
Ultra-low-sulfur diesel less Brent	12.81	16.79	13.99	16.88
Propylene less Brent	(5.00)	(6.76)	(1.19)	(0.14)
CBOB gasoline less LLS	10.74	5.73	7.71	3.98
Ultra-low-sulfur diesel less LLS	16.22	15.01	17.14	14.75
Propylene less LLS	(1.59)	(8.54)	1.96	(2.27)
U.S. Mid-Continent:
CBOB gasoline less WTI (f)	16.00	26.11	14.55	24.97
Ultra-low-sulfur diesel less WTI	20.99	29.30	23.43	32.39
North Atlantic:
CBOB gasoline less Brent	11.69	10.89	8.54	10.12
Ultra-low-sulfur diesel less Brent	14.19	18.17	18.40	18.44
U.S. West Coast:
CARBOB 87 gasoline less ANS	19.72	21.18	14.96	17.64
CARB diesel less ANS	17.16	17.09	17.30	19.23
CARBOB 87 gasoline less WTI	25.89	31.26	21.61	30.69
CARB diesel less WTI	23.33	27.17	23.95	32.28
New York Harbor corn crush (dollars per gallon)	0.68	0.28	0.94	0.10

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Ethanol:
Operating income	$187	$95	$430	$109
Production (thousand gallons per day)	3,276	3,508	3,186	3,112

Gross margin per gallon of production	$1.04	$0.65	$1.20	$0.55
Operating costs per gallon of production:
Operating expenses	0.37	0.32	0.41	0.32
Depreciation and amortization expense	0.04	0.03	0.04	0.04
Total operating costs per gallon of production	0.41	0.35	0.45	0.36
Operating income per gallon of production	$0.63	$0.30	$0.75	$0.19

			June 30,	December 31,
			2014	2013
Balance Sheet Data:
Current assets			$18,450	$19,277
Cash and temporary cash investments, including $382 and $375, respectively, held by Valero Energy Partners LP, reflected in current assets			3,480	4,292
Inventories included in current assets			6,526	5,758
Replacement cost (market value) of inventories in excess of LIFO carrying amounts			7,222	6,851
Current liabilities			12,523	13,123
Current portion of debt and capital lease obligations included in current liabilities			601	303
Debt and capital lease obligations, less current portion			5,784	6,261
Total debt and capital lease obligations			6,385	6,564
Valero Energy Corporation stockholders’ equity			20,211	19,460

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
In May 2014, we decided to abandon our Aruba Refinery, except for the associated crude oil and refined products terminal assets that we continue to operate. As a result of our decision, the results attributable to the Aruba Refinery operations have been presented as discontinued operations and the operating highlights for the refining segment and the U.S. Gulf Coast region exclude the Aruba Refinery for all periods presented.  Even though we suspended refining operations in 2012, we continued to maintain the refining assets to allow them to be restarted and did not abandon them until our recent decision to no longer pursue options to restart refining operations.

Because of our decision to abandon the refining assets, we believe the Government of Aruba (GOA) will enforce certain land lease provisions requiring us to dismantle the refinery assets.  As a result, “Income (loss) from discontinued operations” for the three and six months ended June 30, 2014 include a charge of $59 million for an asset retirement obligation and a charge of $4 million for other contractual obligations.  We had not recognized an asset retirement obligation previously due to our belief that the GOA would not enforce the lease provision as long as we intended to operate the refining assets.

(b)
The decrease in general and administrative expenses for the three and six months ended June 30, 2014 compared to the three and six months ended June 30, 2013 is due primarily to administrative expenses in 2013 associated with our former retail business that did not recur due to the separation of that business in May 2013, costs incurred in the second quarter 2013 to effect that separation, and costs related to various environmental and legal matters in the second quarter 2013.

(c)
We consolidate the financial statements of the entities described below due to our controlling interests. The earnings (losses) incurred by these entities that are attributable to the owners of the noncontrolling interests are subtracted from (added back to) net income to arrive at net income attributable to Valero stockholders.

•
Valero Energy Partners LP (VLP) - On December 16, 2013, VLP, a master limited partnership formed by us, completed its initial public offering of 17,250,000 common units representing a 29.4 percent limited partner interest in VLP. We own a 2 percent general partner interest and a 68.6 percent limited partner interest. For the periods presented, VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the U.S Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of our Port Arthur, McKee, and Memphis Refineries.

•
Diamond Green Diesel Holdings LLC (DGD) - We own a 50 percent interest in DGD and have lent DGD $221 million to finance approximately 60 percent of the construction costs of a plant built by DGD that processes animal fats, used cooking oils, and other vegetable oils into renewable green diesel. The plant began operations at the end of June 2013 and is located next to our St. Charles Refinery in Norco, Louisiana.

•
PI Dock Facilities LLC (PI Dock) - We own a 50 percent interest in PI Dock and have agreed to lend PI Dock up to $90 million to finance construction costs of a crude dock and certain shared facilities. PI Dock has agreed to construct and operate the crude dock and related facilities to be located on Pleasure Island, Texas, which is near our Port Arthur Refinery.

(d)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, sulfur, and asphalt.

(e)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Houston, Meraux, Port Arthur, St. Charles, Texas City, and Three Rivers Refineries; U.S. Mid-Continent- Ardmore, McKee, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

(f)
U.S. Mid-Continent product specifications for gasoline changed on September 16, 2013 from Conventional 87 gasoline to CBOB, or “conventional blendstock for oxygenate blending,” gasoline. As a result, we revised our U.S. Mid-Continent reference gasoline to CBOB.

Table Page 6